UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Pharsight Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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The following is a communication to the participants in Pharsight Corporation’s Amended and Restated 2001 Employee Stock Purchase Plan and 2001 UK Employee Stock Purchase Plan, as amended, issued by Pharsight Corporation, relating to the treatment of such plans under the proposed merger between Tripos (DE), Inc. and Pharsight pursuant to the terms of an Agreement and Plan of Merger dated as of September 8, 2008.

PHARSIGHT CORPORATION

Employee Stock Purchase Plan Notice (“Notice”)

October 8, 2008

Dear ESPP Participant:

As you may know, Pharsight Corporation (the “Company”) has entered into an Agreement and Plan of Merger with Tripos (DE), Inc. (“Parent”) and Pearson Merger Corporation, a wholly-owned subsidiary of Parent (“Merger Sub”), whereby Merger Sub will merge with and into the Company (the “Merger”) and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger is currently expected to close on or about October 31, 2008 (the “Effective Time”).

Please read this Notice carefully, as it explains the effect of the Merger on your current participation in the Pharsight Corporation Amended and Restated 2001 Employee Stock Purchase Plan and 2001 UK Employee Stock Purchase Plan, as amended (either plan, the “ESPP”).

The ESPP will be terminated immediately prior to the Effective Time. After such date, you will no longer be able to purchase shares of common stock of the Company through payroll deductions under the ESPP.

You will, however, have one last opportunity to purchase shares of common stock of the Company under the ESPP before it is terminated. In connection with the upcoming Merger, the ESPP administrator will shorten all offering periods currently underway. Consequently, the purchase date of the current offering period will be changed to October 22, 2008, and your accumulated payroll deductions will automatically be applied to purchase shares of common stock of the Company on this new purchase date, unless you withdraw from participation in the ESPP before the new purchase date. Your shortened offering period is considered a fully-effective and completed offering period for all purposes under the ESPP.

If you do not want to purchase shares of common stock of the Company on the new purchase date, you may withdraw from the ESPP by completing a withdrawal notice, available from Quynh Trinh at QTrinh@pharsight.com and submitting it to her at QTrinh@pharsight.com or calling her at (650) 314-3810. Your completed withdrawal notice must be received before October 22, 2008, or your accumulated payroll deductions automatically will be applied to purchase shares of common stock of the Company under the ESPP.

If you do not withdraw from the ESPP as described in this Notice, each shares of common stock of the Company purchased on October 22, 2008, automatically will be converted into a right to receive the Merger consideration per share of common stock, which is $5.50 per share, at the Effective Time.

If you have any questions regarding the foregoing, please contact Quynh at (650) 314-3832.

Sincerely,

PHARSIGHT CORPORATION

By:	/s/ William Frederick
Name:	William Frederick
Title:	Senior Vice President and Chief Financial Officer

Additional Information and Where to Find It

In connection with the proposed transaction, on October 1, 2008, Pharsight Corporation filed a definitive proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents filed by Pharsight Corporation with the SEC by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation is included in the proxy statement relating to the proposed transaction referred to above. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).